AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               IMN FINANCIAL CORP
           (Name of small business issuer as specified in its charter)

                                    Delaware
                            (State of Incorporation)

                                   11-2558192

                             (IRS Employer I.D. No.)

                                      6162
                          (Primary Standard Industrial
                            Classification Code No.)

                              520 Broadhollow Road
                            Melville, New York 11746
                                 (516) 844-9805

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                          Edward R. Capuano, President
                               IMN Financial Corp
                              520 Broadhollow Road
                            Melville, New York 11746
                                 (516) 844-9805
            (Name, address and telephone number of agent for service)

                                 --------------

                                   Copies to:

                             Jay M. Kaplowitz, Esq.
                          GERSTEN, SAVAGE, KAPLOWITZ &
                                 FREDERICKS, LLP
                              101 East 52nd Street

                            New York, New York 10022
                                 (212) 752-9700

                Approximate date of proposed sale to the public:

 As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]


                                                                               CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------

Title of Each Class                         Proposed
of Securities Being                          Maximum          Proposed Maximum
Registered               Amount Being     Offering Price          Aggregate              Amount of
                          Registered      Per Security(1)      Offering Price(2)      Registration Fee
------------------------------------------------------------------------------------------------------

Common Stock                351,465           $4.094             $1,438,897.70           $ 436.03

par value $.001 per
share
------------------------------------------------------------------------------------------------------

Common Stock                 88,000           $4.094              $ 360,272.00           $ 109.18

issuable upon
exercise of warrants
------------------------------------------------------------------------------------------------------

Total Registration                                                                       $ 545.21
Fee
------------------------------------------------------------------------------------------------------


------------

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee, based upon the last reported sales price of the Registrant's common stock of the same class as quoted on the OTC Electronic Bulletin Board on February 5, 1998.

(2) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Convertible Preferred Stock described herein and pursuant to the provisions of the Convertible Preferred Stock regarding determination of the applicable conversion price and dividend rate.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration

Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                             DATED FEBRUARY 11, 1998

PROSPECTUS

 439,465 Shares of Common Stock

                               IMN FINANCIAL CORP

         All of the shares of Common Stock (the "Security Holders Shares"), par value $.001 per share, of IMN Financial Corp, a Delaware corporation (the "Company") offered hereby are being offered by the selling security holders named herein under the caption "Selling Security Holders" (the "Selling Security Holders"). Such shares may be sold by the Selling Security Holders who will acquire such shares from the Company upon conversion of 1,100 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") of the Company, issued in connection with a private placement by the Company in December 1997 (the "December 1997 Private Placement") and upon the exercise of 88,000 warrants to purchase common stock (the "Warrants"). The number of shares of common stock issuable upon conversion of the Convertible Preferred Stock is subject to adjustment and could be more or less than the estimated amount depending upon factors which cannot be predicted at this time, including, among others, the future market price of the common stock. If, however, the market price referred to below were used to determine the number of shares issuable as of the first date on which the Convertible Preferred Stock may be converted the Company would be obligated to issue a total of approximately 439,465 shares of common stock if all shares of Convertible Preferred Stock were converted and all Warrants exercised on such date. The Company will not receive any of the proceeds from sales of the Selling Security Holders shares, although the Company would receive approximately $316,800 upon exercise of all of the Warrants. See "Selling Security Holders" and "Plan of Distribution."

         The Company has agreed with the Selling Security Holders to register the Selling Security Holders' shares offered hereby. The Company has also agreed to pay certain fees and expenses incident to such registration.

         The Company's common stock is traded on the OTC Electronic Bulletin Board ("Bulletin Board"). On February 11, 1998, the last reported sales price of the common stock was $4.094.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          The date of this Prospectus is                     , 1998
                                           ------------------

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission ("Commission") a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act, for the registration of the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, NW, Washington, D.C., 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and at 7 World Trade Center, New York, New York, 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, at prescribed rates, or via the Internet Web site (http://www.sec.gov) maintained by the Commission.


                                       (2)

                               Prospectus Summary

         The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this

Prospectus. References in this Prospectus to the "Company" refers to IMN Financial Corp and its wholly-owned subsidiaries Island Mortgage Network Inc., formerly Donald Henig Inc., a New York corporation, First Equities Commercial Corp., a New York corporation, First Equities Service Corp., a New York corporation, Greenshield Mortgage Corporation, a New Jersey corporation, Citizens Mortgage Service Company, a Pennsylvania corporation, Senko Financial Services, Inc., a Maryland corporation, American National Mortgage Corp., a New Jersey corporation, First Potomac Mortgage Corp., a Virginia corporation, and First Equities Marketing Group, Inc., a Delaware corporation, unless otherwise indicated.


                                   The Company

         IMN Financial Corp., a Delaware corporation, (the "Company") is a holding company which through its subsidiaries provides financial services such as mortgage brokerage and mortgage banking services. The Company's main subsidiary, Island Mortgage Network, Inc. ("Island Mortgage") formerly Donald Henig Inc., is engaged in the business of originating and selling mortgage loans secured primarily by one- to four-family residences. Island Mortgage originates loans through its 42 branch offices located in 17 states throughout the United States and the District of Columbia. The majority of Island Mortgage's loans are made for the purchase of new homes or the refinancing of existing homes. Island Mortgage targets its lending to middle market individuals, although it has mortgage programs which cover the entire spectrum of mortgage lending. Island Mortgage focuses its lending in the FHA Government guaranteed loan market. Approximately 50% of Island Mortgage's loans are FHA and VA loans. A division of Island Mortgage focuses on lending to individuals who have impaired or unsubstantiated credit histories and/or unverifiable income and to individuals with higher loan to value ratios. As a result, Island Mortgage's customers generally are not averse to paying the higher interest rates charged for these type of loan programs as compared to the interest rates charged by conventional loans. This type of loan is generated through the use of direct mail and telemarketing efforts.


                                      (3)

         The Company strives to process each loan application received from potential borrowers as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive preliminary decisions within 24 hours of receipt and most accepted applications are funded within 30-45 days thereafter. As the Company has expanded the channels through which it originates loans, it has also broadened the types of loans it offers. The Company offers a wide range of loan products, including traditional residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, mortgage loans on small multi-family and mixed-use properties, sub-prime loans, adjustable rate mortgage loans and jumbo and super jumbo loans. The Company originates Title I home improvement loans partially insured by the US Department of Housing and Urban Development.

         Island Mortgage sells its loans primarily in the secondary market on a whole loan basis in order to maximize profitability, reduce its exposure to fluctuations in interest rates and to achieve greater liquidity. Through 1997, the Company sold virtually all of its loan production on a whole loan sale basis in private placements to a variety of institutional purchasers. The Company funds its originations through warehouse lines of credit and a standby facility. The Company intends to continue to sell loans primarily through whole loan sales.

         The Company sells all paper loans which it originates on a flow basis and all sub-prime loans on a bulk basis, each on a service-released basis, which maximizes revenues because the Company receives the service-release premium at the time the loan is sold. Since the Company sells all loans which it originates on a service released basis, the Company does not maintain a loan portfolio or a servicing loan portfolio, and has not experienced any material loan losses to date.

         The Company's business strategy includes (i) geographic expansion throughout the US, (ii) growth through selected acquisitions, (iii) internal growth and (vii) introduction and expansion of new products.

         History

         NGT Enterprises, Inc. was formed under the laws of the state of Delaware on November 14, 1980 as Nuclear & Genetics Technology, Inc. On April 24, 1981, NGT Enterprises, Inc. changed its name to Nuclear & Genetic Technology, Inc. On December 6, 1989 the name was changed back to NGT Enterprises, Inc. On May 5, 1997, NGT Enterprises, Inc. amended its certificate of incorporation to change its name to IMN Financial Corp. The predecessor company was considered to be a development stage company until May 5, 1997 when it acquired all of the assets of Island Mortgage Network, Inc., formerly Donald Henig, Inc. and additional assets. On May 5, 1997, the predecessor company acquired all of the capital stock of Island Mortgage Network, Inc., First Equities Commercial Corp. and First Equities Service Corp., and holdings in the Aristocrat Endeavor


                                      (4)

Fund from IMN Equities Inc. for 20,221,700 shares of its common stock at a value of $.21 per share. Donald Henig Inc. was incorporated under the laws of the state of New York on December 1, 1992.

         The Company's principal executive offices are located at 520 Broadhollow Road, Suite 200, Melville, New York 11747 (516) 844-9805.


                                      (5)

                                                    THE OFFERING

Common Stock Offered...............     439,465 shares of Common Stock, which
                                        are being offered for sale by the

                                        Selling Security Holders, which may be
                                        issued upon conversion of the
                                        Convertible Preferred Stock and upon
                                        exercise of the Warrants. The number of
                                        shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock and upon exercise of the Warrants, are subject to adjustment in the event of a merger, stock split, stock dividend and similar transactions. See
                                        "MANAGEMENT" - "DESCRIPTION OF CAPITAL
                                        STOCK" and "SELLING SECURITY HOLDERS."

                                        The Company will not receive any
                                        proceeds from the sale of the Common
                                        Stock by the Selling Security Holders,
                                        but will receive the proceeds of the
                                        exercise of any Warrants exercised by
                                        the Selling Security Holders.

Common Stock Outstanding(1)........     25,188,686

Common Stock Symbols...............     OTC Electronic Bulletin Board: IMNF

Use of Proceeds....................     The Company will not receive any
                                        proceeds from the sale of the Common
                                        Stock by the Selling Security Holders
                                        but will receive the proceeds of the
                                        exercise of any Warrants exercised by
                                        the Selling Security Holders which will
                                        be applied to working capital, if any.
                                        See "USE OF PROCEEDS."

Risk Factors.......................     An investment in the Company's Common
                                        Stock involves a high degree of risk and should be made only after a careful consideration of the significant risk factors that may affect the Company.
                                        Such risks include special risks
                                        concerning the Company and its


                                      (6)
                                        business. See "RISK FACTORS."



(1) Does not include (i) 439,465 shares issuable upon conversion of the outstanding preferred stock and exercise of the Warrants, based on the last sale price of the common stock on February 11, 1998 and (ii) 75,000 shares issuable upon exercise of options granted in connection with services rendered to the Company. See "Management - Stock Option Plans" and

     "Description of Securities."


                                      (7)

                             Summary Financial Data
                      (In thousands, except per share data)


         The summary financial information set forth below is qualified by and should be read in conjunction with the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                           Nine Months                                Year Ended
                                           September 30                               December 31
                                    1997             1996                       1996             1995
                                    ----             ----                       ----             ----


Statement of Income

Total Operating Income               $7,459,961         -0-                      $5,995,131       $3,475,401
Total Operating Expense               2,936,640         -0-                       3,918,481        2,314,071
                                      ---------         ---                     -----------       ----------
Gross Profit                          4,523,321         -0-                       2,076,650        1,161,330
General and Administrative
  Expenses                            4,414,515       16,900                      2,859,276        1,294,026
                                      ---------      ---------                   ----------       ----------
Income (Loss) from Operations           108,806      (16,480)                      (782,626)        (132,696)
Total Other Income                         -0-          -0-                         852,555          148,969
Income Before Provision
    for Income Taxes                    108,806      (16,900)                        69,929           16,273
Income Taxes                               -0-          -0-                           8,642            7,848
Net Income                              108,806      (16,900)                        61,287            8,425
                                        =======     ========                     ==========       ==========



                                                                   Nine Months               Year Ended
                                                                 September 30, 1997         December 31, 1996

Balance Sheet Data
Cash..........................................................   $     725,620              $     164,774
Total assets..................................................      43,270,441                 15,798,557
Total liabilities.............................................      28,460,674                 13,482,852
Stockholders Equity...........................................      14,809,767                  2,315,705



                                      (8)

                                  RISK FACTORS


         Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. An investment in the securities offered hereby involves a high degree of risk.

AVAILABILITY OF FUNDING SOURCES

         The Company funds substantially all of the loans which it originates through borrowings under warehouse facility lines of credit. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through whole loan sales. Any failure to renew or obtain adequate funding under these credit or warehouse facilities, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities, which would have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of financing sources and the prevailing conditions in the financial markets. There can be no assurance that any sources will be available to the Company at any given time or as to the favorability of the terms on which such sources may be available.

 ECONOMIC CONDITIONS

         General

         The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home


                                      (9)
equity to support borrowings. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions.


         The Company is exposed to the risk of loan delinquencies and defaults upon the closing of the loan. After a loan has been originated by the Company, the loan is held as part of a portfolio of loans subject to sale on a whole loan basis. During the period a loan is so held, the Company is at risk for loan delinquencies and defaults. Following the sale of the loan on a whole loan basis, the Company's direct risk with respect to loan delinquency or default on such loan is limited to those circumstances in which it is required to repurchase such loan due to a breach of a representation or warranty in connection with the sale. See "-- Contingent Risks" and "Business."

Interest Rates

         Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of borrowings. The profitability of the Company is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gain on sale recognized by the Company when loans are sold. Fluctuating interest rates also may affect the interest paid by the Company for funds borrowed under the Company's warehouse facilities. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans pooled and sold by the Company generally have long-term rates.

RECENT EXPANSION AND PRODUCT EXTENSION

         The Company's significant growth and expansion have placed substantial new and increased pressures on the Company's personnel and systems. In order to support the growth of its business, the Company has added a significant number of new operating procedures, facilities and personnel. Although the Company believes the addition of new operating procedures and personnel will be sufficient to enable it to meet its growing operating needs, there can be no assurance that this will be the case. Failure by the Company to manage its growth effectively, or to sustain its historical levels of performance in credit analysis and transaction structuring with respect to the increased loan origination could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON FUNDING SOURCE


                                      (10)

         The Company funds substantially all of its loan origination and working capital requirements through loan sales pursuant to mortgage loan purchase agreements that include its working capital facility. The Company will then resell these loans through whole loan sales. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby adversely affecting the Company's results of operations and financial condition.. See "Management's Discussion and Analysis of Financial Condition and

Results of Operations -- Liquidity and Capital Resources."

CONTINGENT RISKS

         Although the Company sells all loans which it originates on a nonrecourse basis, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers.

         In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

GEOGRAPHIC CONCENTRATION OF OPERATIONS

         The vast majority of the Company's loan origination and purchase volume for the nine months ended September 30, 1997 was derived from the state of New York. Although the Company is licensed or registered in 17 states and may continue to expand into other markets, it is expected that the State of New York will continue to provide a substantial portion of its loan origination activity. Consequently, the Company's results of operations and financial condition are largely


                                      (11)
dependent upon general trends in the New York economy and its residential real estate market.

COMPETITION

         As a marketer of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Furthermore, certain large national finance companies and conforming mortgage originators in the US have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company, targeting customers similar to those of the Company. The entrance of these competitors into the Company's market could have a material adverse effect on the Company's financial condition and results of operations.

         Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors that have "locked in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, the Company's borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

         The Company depends largely on its own loan officers and uses its financial contacts, such as lawyers and accountants, for its originations of new loans. The Company's competitors also seek to establish relationships with the Company's contacts and sources of loan origination.

LEGISLATIVE AND REGULATORY RISKS

         Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because a portion of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse


                                      (12)
effect on the demand for loans of the kind offered by the Company.

         The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting and selling loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

         Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "Business -- Regulation."

POSSIBLE ENVIRONMENTAL LIABILITIES

         Although the Company has no current plans to, in the course of its business, the Company may acquire in the future, properties securing loans which are in default. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for


                                      (13)
property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability which, under such laws, has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or operated by such person. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

DEPENDENCE UPON KEY PERSONNEL

         The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The loss of key management, particularly Edward Capuano, President and a director of the Company, could delay or prevent the efforts of the Company to achieve its goals and have a material adverse effect on the Company. The Company does not currently have an employment agreements with Mr. Capuano. See

"Management."

CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS.

         The Company's principal shareholders, directors and officers beneficially own approximately 69.7% of the Company's voting stock. See "Principal Stockholders." As such, the Company's principal stockholders, officers and directors are able to exercise control over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company, and as a result will be able to control the Company's affairs and management. The Company's articles of incorporation do not provide shareholders with cumulative voting rights.

OUTSTANDING OPTIONS AND OTHER CONVERTIBLE SECURITIES; REGISTRATION RIGHTS

         As of the date of this Prospectus, the Company has outstanding the following options and other convertible securities: (i) 1,100 shares of Series A Preferred Stock, convertible by its terms into


                                      (14)
shares of the Company's Common Stock which is convertible into Common Stock at 78% of the market price for the Common Stock at the time of conversion, (ii) 75,000 shares of common stock issuable upon the exercise of stock options granted in connection with certain consulting services and (iii) 88,000 warrants to purchase Common Stock (the "Warrants"). There is no provision granting the Company the right to redeem any of the above-mentioned convertible securities. To the extent that such securities are exercised, dilution to the interest of the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Convertible Preferred Stock, options and the Warrants can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options or preferred stock. In addition, certain of the above mentioned securities are subject to certain demand and/or piggyback registration rights. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon the exercise of the Warrants is being registered herein. Such registration rights could result in substantial expense to the Company and adversely affect any future equity or debt financing. The sale of Common Stock or other securities held by or issuable to the holders of registration rights or merely the potential of such sales, could have an adverse effect on the market price of the Company's securities.

NO DIVIDEND

         The Company has not paid any cash dividends on its shares of common stock and it does not anticipate paying such dividends in the foreseeable future. The payment of dividends by the Company is within the discretion of its Board of Directors and depends upon the Company's earnings, capital requirements, financial condition and requirements, future prospects, restrictions in future financing agreements, business conditions and other factors deemed relevant by the Board. The Company intends to retain earnings, if any, to finance its operations. See "Dividend Policy."

POSSIBLE VOLATILITY OF STOCK PRICE; STOCK MARKET VOLATILITY

         There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities.



                                      (15)

SHARES ELIGIBLE FOR FUTURE SALE

         No assurance can be given as to the effect, if any, that future sales of Common Stock will have on the market price of Common Stock. Of the Company's shares of Common Stock currently outstanding, 17,566,384 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. As of the date of this Prospectus, 17,566,384 shares of Common Stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible For Future Sale."

OTC ELECTRONIC BULLETIN BOARD.

         The Common Stock is traded on the OTC Electronic Bulletin Board ("Bulletin Board") an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the NASDAQ SmallCap Market or NASDAQ National Market. Generally, securities traded on the Bulletin Board experience less liquidity than securities traded on the New York or American Stock Exchanges, or on the NASDAQ National or SmallCap Markets. There can be no assurance that an active public trading market for the Common Stock will continue.


RISKS OF LOW-PRICED STOCKS; POSSIBLE ADVERSE EFFECTS OF "PENNY STOCK" RULES

         The Common Stock currently trades in the over-the-counter market on the OTC Electronic Bulletin Board. As a consequence, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. The Securities Enforcement and Penny


                                      (16)

Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks. The SEC regulations generally define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ, and any equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years, (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three
(3) years, or (iii) average annual revenue of at least $6,000,000 during such issuer's last three years of operations. Unless such an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Furthermore, in connection with any transaction in a penny stock, brokers must also provide investors with current bid and offer quotations therefor, the compensation of the broker and its salesperson in connection therewith and monthly account statements showing the market value of each penny stock in the investor's account.

         In addition, if the Common Stock is not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange "Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

         As of the date of this Prospectus, the Company believes that, by reason of the Company's net tangible assets of at least $5,000,000, that such security will be outside the definitional scope of a penny stock. In the event the Company's Common Stock were subsequently to become characterized as a penny stock, the market liquidity for such securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Common Stock, and thus the ability of purchasers of the Common Stock to sell such securities in the secondary market would be adversely affected.


                                      (17)

                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the Selling Security Holders Shares. All proceeds from the sale of the Selling Security Holders Shares will be for the account of the Selling Security Holders described below. See "Selling Security Holders." In the event that the Warrants are exercised the Company will receive an aggregate of $316,800 which will be utilized for working capital. There can be no assurance that any such Warrants will be exercised.


                                      (18)

                           CERTAIN MARKET INFORMATION


         The Company's Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. ("Bulletin Board") under the symbol "IMNF." The following table sets forth the high and low sale prices for Common Stock as reported by on the Bulletin Board.


                                                     Common Stock
                                                     ------------
Fiscal 1997                                 High                       Low
-----------                                 ----                       ---
Second (from May 5, 1997)                  $7.74                     $3.00
Third                                       7.00                      2.75
Fourth                                      3.93                      2.25

Fiscal 1998
First (through February 11, 1998)          $4.25                     $3.00

         On February 11, 1998, there were approximately 761 holders of record of the Company's 25,188,686 outstanding shares of Common Stock.

         On February 11, 1998, the last sale price of the Common Stock as reported on the Bulletin Board was $4.094.



                                      (19)

                                 DIVIDEND POLICY

         The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business.



                                      (20)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


Results of Operations - September 30, 1997 vs. September 30, 1996

The increase of revenue, operating expenses, gross profit, general and administrative expenses and net income (loss) for both the year ended September 30, 1997 and the three months ended September 30, 1997, versus the same periods in 1996, are completely due to the acquisition by the Company of Donald Henig Inc., in May of 1997, and other subsequent subsidiary acquisitions.


Results of Operations (Pro Forma) - September 30, 1997 vs. September 30, 1996

The increase of revenue, operating expenses, gross profit, general and administrative expenses and net income (loss) for the proforma nine months ended September 30, 1997, versus the proforma nine months ended September 30, 1996 was due to the Company's expansion program. Under this program, the Company opened several new branch offices in New York State as well as expanding into several new states.

Results of Operations - December 31, 1996 vs. December 31, 1995

The increase of revenue, expenses, gross profit, general and administrative expenses and net income for the year ended December 31, 1996 versus the same period in 1995, were due to the Company's expansion program.

Liquidity and Capital Resources

The Company believes that current operations will provide adequate cash flow to meet current obligations. The Company has marketable securities of $5,000,000 as its present capital resources. Management believes that these resources provide adequate working capital for the Company. In December 1997, the Company sold an aggregate of 1,100 shares of Series A Preferred Stock resulting in gross proceeds to the Company of $1,100,000.


                                      (21)

                                    BUSINESS



         The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" refers to IMN Financial Corp and its wholly-owned subsidiaries Island Mortgage Network Inc., formerly Donald Henig Inc., a New York corporation, First Equities Commercial Corp., a New York corporation, First Equities Service Corp., a New York corporation, Greenshield Mortgage Corporation, a New Jersey corporation, Citizens Mortgage Service Company, a Pennsylvania corporation, Senko Financial Services, Inc., a Maryland corporation, American National Mortgage Corp., a New Jersey corporation and First Potomac Mortgage Corp., a Virginia corporation, First Equities Marketing Group, Inc., a Delaware corporation unless otherwise indicated.

         IMN Financial Corp., a Delaware corporation, (the "Company") is a holding company which through its subsidiaries provides financial services such as mortgage brokerage and mortgage banking services. The Company's main subsidiary, Island Mortgage Network, Inc. ("Island Mortgage") formerly Donald Henig Inc., is engaged in the business of originating and selling mortgage loans secured primarily by one- to four-family residences. Island Mortgage originates loans through its 42 branch offices located in 17 states throughout the United States and the District of Columbia. The majority of Island Mortgage's loans are made for the purchase of new homes or the refinancing of existing homes. Island Mortgage targets its lending to middle market individuals, although it has mortgage programs which cover the entire spectrum of mortgage lending. Island Mortgage focuses its lending in the FHA Government guaranteed loan market. Approximately 50% of Island Mortgage's loans are FHA and VA loans. A division of Island Mortgage focuses on lending to individuals who have impaired or unsubstantiated credit histories and/or unverifiable income and to individuals with higher loan to value ratios. As a result, Island Mortgage's customers generally are not averse to paying the higher interest rates charged for these type of loan programs as compared to the interest rates charged by conventional loans. This type of loan is generated through the use of direct mail and telemarketing efforts.

         The Company strives to process each loan application received from potential borrowers as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive preliminary decisions within 24 hours of receipt and most accepted applications are funded within 30-45 days thereafter. As the Company has expanded the channels through which it originates loans, it has also broadened the types of loans it offers. The Company offers a wide range of loan products, including traditional residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, mortgage loans on small multi-family and mixed-use properties, sub-prime loans, adjustable rate mortgage loans and


                                      (22)
jumbo and super jumbo loans. The Company originates Title I home improvement loans partially insured by the US Department of Housing and Urban Development.


         Island Mortgage sells its loans primarily in the secondary market on a whole loan basis in order to maximize profitability, reduce its exposure to fluctuations in interest rates and to achieve greater liquidity. Through 1997, the Company sold virtually all of its loan production on a whole loan sale basis in private placements to a variety of institutional purchasers. The Company funds its originations through warehouse lines of credit and a standby facility. The Company intends to continue to sell loans primarily through whole loan sales.

         The Company sells all paper loans which it originates on a flow basis and all sub-prime loans on a bulk basis, each on a service-released basis, which maximizes revenues because the Company receives the service-release premium at the time the loan is sold. Since the Company sells all loans which it originates on a service released basis, the Company does not maintain a loan portfolio or a servicing loan portfolio, and has not experienced any loan losses to date.

         The Company's business strategy includes (i) geographic expansion throughout the US, (ii) growth through selected acquisitions, (iii) internal growth and (vii) introduction and expansion of new products.

Employees

         As of February 5, 1998, the Company had 585 full time employees and 15 part time employees. None of the employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

Properties and Facilities

The following list sets forth the location of the Company's facilities:



-------------------------------------------------------------------------------------------------------
                                                                                               MONTHLY
LOCATION                                    TERMS                                                RENT
-------------------------------------------------------------------------------------------------------
ALBANY                                      Month to month, 60 day notice                       $600.00
-------------------------------------------------------------------------------------------------------
ALBUQUERQUE                                 3 years ending 2/28/00                             2,574.00
-------------------------------------------------------------------------------------------------------
ANNAPOLIS                                   5 years ending 7/31/02                             3,121.13
-------------------------------------------------------------------------------------------------------
ATLANTA                                     Month to month                                       250.00
-------------------------------------------------------------------------------------------------------
AVON                                        Nine months ending 6/30/98                           575.00
-------------------------------------------------------------------------------------------------------


                                      (23)


-------------------------------------------------------------------------------------------------------
BINGHAMTOM                                  Month to month, 60 days notice                       200.00
-------------------------------------------------------------------------------------------------------
BUFFALO                                     7/1/97 - 01/31/00                                  1,400.00
-------------------------------------------------------------------------------------------------------
CAPE CORAL                                  Six month renewals w/o notice                      1,550.00
-------------------------------------------------------------------------------------------------------
CARLSBAD                                    90 days notice prior to 09/30/00                   1,710.00
-------------------------------------------------------------------------------------------------------
CHICAGO                                     Month to month                                     1,750.00
-------------------------------------------------------------------------------------------------------
CITIZENS                                    Term expires 03/31/98                              6,433.33
-------------------------------------------------------------------------------------------------------
COLUMBIA                                    Term expires 03/31/98, 60 day notice               2,425.00
-------------------------------------------------------------------------------------------------------
COMMERCIAL; SUITE B103 &B104                15 Years ending 03/13/03                           4,582.26
-------------------------------------------------------------------------------------------------------
CONGERS                                     1 year                                               650.00
-------------------------------------------------------------------------------------------------------
DEPTFORD-GREENSHIELD                        5 years                                            5,175.00
-------------------------------------------------------------------------------------------------------
FAIRFAX                                     5 years ending 06/30/98                           15,000.00
-------------------------------------------------------------------------------------------------------
FAIRFIELD                                   3 years                                            3,170.25
-------------------------------------------------------------------------------------------------------
GAITHERSBURG                                1 year ending 09/30/98                               676.00
-------------------------------------------------------------------------------------------------------
GREENSBORO                                  1 year ending 03/31/98                             1,085.00
-------------------------------------------------------------------------------------------------------
HAZLET                                      5 years                                            3,000.00
-------------------------------------------------------------------------------------------------------
ISLANDIA; SUITE B101 & B102                 3 years ending 09/30/98                            2,500.00
-------------------------------------------------------------------------------------------------------
JEFFERSON                                   2 years ending 08/31/99                            1,800.00
-------------------------------------------------------------------------------------------------------
MELVILLE (ADMIN)                            01/22/97-08/31/02                                  9,658.33
-------------------------------------------------------------------------------------------------------
MELVILLE (OPERATIONS)                       09/20/96-12/31/99, 3 years 2 months                9,560.20
-------------------------------------------------------------------------------------------------------
QUEENS VILLAGE                              1 Year, term exp 04/30/98                          1,400.00
-------------------------------------------------------------------------------------------------------
RICHMOND HILL                               Term exp 03/31/98                                  1,400.00
-------------------------------------------------------------------------------------------------------
RICHMOND, VA                                3 Year, term exp 07/31/99                          2,730.00
-------------------------------------------------------------------------------------------------------
ROCHESTER                                   3 Year, term exp 06/30/00                            600.00
-------------------------------------------------------------------------------------------------------
SAN ANTONIO                                 Month to Month                                       750.00
-------------------------------------------------------------------------------------------------------
SCHENECTADY                                 Exp. 01/14/98                                      1,200.00
-------------------------------------------------------------------------------------------------------

SELECTIVE                                   Month to month, 60 day notice                        600.00
-------------------------------------------------------------------------------------------------------
SOUTHINGTON                                 3 Years, term exp 04/30/98                           950.00
-------------------------------------------------------------------------------------------------------
SUNRISE                                     3 Years, term exp 04/30/00                         1,780.95
-------------------------------------------------------------------------------------------------------
SYRACUSE                                    3 Years, 90 day notice                             2,400.00
-------------------------------------------------------------------------------------------------------
TAMPA                                       3 Years, 90 day notice                               918.00
-------------------------------------------------------------------------------------------------------
TARRYTOWN                                   18 Months                                          2,132.29
-------------------------------------------------------------------------------------------------------
TITLE 1; SUITE 300                          33 Months ending 11/28/98                          1,650.00
-------------------------------------------------------------------------------------------------------
TOTOWA                                      1 Year                                             4,777.87
-------------------------------------------------------------------------------------------------------
TREMONT                                     2 Years, term exp 08/31/98                         1,600.00
-------------------------------------------------------------------------------------------------------
UTICA                                       3 Years, 90 day notice                             1,100.00
-------------------------------------------------------------------------------------------------------
WILMINGTON                                  Month to month, 60 day notice                        425.00
-------------------------------------------------------------------------------------------------------


                                      (24)

Legal Proceedings

         In connection with the acquisition of Donald Henig, Inc., which now operates as Island Mortgage, Island Mortgage claims that the sellers of Donald Henig, Inc., Donald and Joan Henig, are in breach of the acquisition agreement. Island Mortgage's claim is for $178,763 and the defendants cross-claim is for $261,452. Island Mortgage intends to vigorously defend such cross-claim. This lawsuit was initiated in the New York State Supreme Court in Nassau County on March 7, 1997.

         Island Mortgage is a defendant in a breach of contract lawsuit initiated by Leads Express, Inc. The plaintiff, Leads Express, Inc. is seeking approximately $150,000 in damages alleging breach of contract. This proceeding was initiated in the Federal Circuit Court for Howard County in Baltimore, Maryland filed on January 21, 1998. The Company believes that it has meritorious defenses and plans to vigorously defend the action.

         Other than the above claims, the Company has no notice of any pending or threatened litigation.


                                      (25)

                                   MANAGEMENT



Directors and Executive Officers

         The following table sets forth certain information about the directors and executive officers and key employees of the Company:

          Name                   Age                        Position
          ----                   ---                        --------

          Edward R. Capuano      52      Chief Executive Officer, Chairman,
                                                      President and Director

          Cindy L. Eisle         33      Chief Financial Officer and Treasurer

          James Richmond         52      Executive Vice President

          Pargie Raiola          56      Senior Vice President

          James Britton          51      Senior Vice President

          Patrick A. Reilly      41      Secretary and General Counsel



         Edward R. Capuano is the Chief Executive Officer, President, Chairman and sole director of the Company.From 1995 to present Mr. Capuano has served as the President of Island Mortgage. From 1993 to 1995 Mr. Capuano served as the Northeastern Regional Director of United Capital Mortgage Corp. Mr. Capuano earned a B.A. in Business Administration from Manhattan College in 1967.

         Cindy L. Eisle is the Chief Financial Officer and Treasurer of the Company. From 1996 to May 1997 Ms. Eisle has served as the CFO of Island Mortgage. From 1993 to 1996 Ms. Eisle served as the Assistant controller of Midcoast Mortgage Corporation. Ms. Eisle earned a B.S. in Accounting in 1986 from the State University of New York at Binghamton and an M.B.A. in 1992 from Dowling College.

         James Richmond is an Executive Vice President of the Company. From 1996 to May 1997 Mr. Richmond served as an Executive Vice President of Island Mortgage Network. From 1995 to 1996 Mr. Richmond served as an Executive Vice President of New Jersey Lenders Corp. From 1993 to 1995 Mr. Richmond served as an Executive Vice President of Globe Mortgage Co. Mr. Richmond has more than 27 years experience in the mortgage


                                      (26)
banking industry. Mr. Richmond served as the President of the New Jersey Mortgage Bankers Association from 1994 to 1995. Mr. Richmond earned a B.A. in History from the State University of New York at StonyBrook in 1969.

         Pargie Raiola has served as a Senior Vice President of the Company since May 1997. From 1993- May 1997 Mr. Raiola served as a Senior Vice President of Island Mortgage Network. Mr. Raiola has over 30 years experience in the mortgage banking and financial services industry. Mr. Raiola earned a B.A. in Economics from New York University in 1984

         James Britton has served as a Senior Vice President of the Company since May 1997. From 1996 to May 1997 Mr. Britton served as a Senior Vice President of Island Mortgage Network. From 1994 to 1996 Mr. Britton served as Regional Manager of Patriot Mortgage Co. From 1993 to 1994 Mr. Britton served as Regional Manager of Affinity National Mortgage.

         Patrick A. Reilly has served as the Secretary and General Counsel of the Company since 1997. From 1993 to 1996 Mr. Reilly worked as an attorney for Avis, Inc. specializing in environmental, employment and discrimination litigation, divestiture and mergers and acquisitions. Mr. Reilly graduated from Hofstra University School of Law in 1982.



         Directors of the Company are elected for one year terms or until their successors are elected, and officers serve at the pleasure of the Board of Directors.



Compensation of Directors

         The Company has not paid and does not presently propose to pay compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings.


                                      (27)

Executive Compensation

         The following table sets forth certain information regarding compensation paid by the Company during each of the last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000.

                           Summary Compensation Table
-------------------------------------------------------------------------------------------------------------


                                Annual                                               Long Term
                                Compensa-                                            Compensa-
                                tion                                                 tion
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                                     Securities

                                                           Other        Restricted   Underlying
                                                           annual       stock        Options/       LTIP
Name and                                        Bonus ($)  compensation award(s)     SARs (#)       Payouts
principal position  Year        Salary ($)                              ($)                         ($)
------------------------------------------------------------------------------------------------------------
Edward Capuano      1997        $170,170        0          0            0            0              0
CEO                 1996        $ 52,000        0          0            0            0              0
                    1995        $      0        0          0            0            0              0
------------------------------------------------------------------------------------------------------------

Stock Option Plans

1997 Non-Statutory Stock Option Plan

         The Company established a non-qualified stock option plan providing for the issuance of up to 4,000,000 shares of Common Stock to its directors, officers, key employees and consultants (the "1997 Plan"). To date, the Company has granted directors, officers and key employees an aggregate of 2,200,000 non-qualified stock options, which have been exercised to date, and 75,000 non-qualified stock options to consultants of the Company, at an exercise price of $6.50 per share. Future grants could have an adverse affect on the market price of the Company's securities.

Employee Pension Plan


The Company does not currently have an employee pension plan. The Company does maintain a 401(k) plan which it does not contribute to.

                             PRINCIPAL STOCKHOLDERS


                                      (28)

         The following table sets forth certain information, as of February 5, 1998, and as adjusted to give effect to the Offering, regarding the beneficial ownership of the Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and each executive officer of the Company, and (iii) by all executive officers, directors of the Company as a group.


Name and                         Number of Shares(2)    Percentage          Percentage
Address(1)                       Beneficially Owned     Before Offering     After Offering
----------                       ------------------     ---------------     --------------

Edward R. Capuano                   17,563,057               69.7%                 68.5%


Cindy L. Eisle                           2,164                 *                     *

James Richmond                           1,163                 *                     *

Pargie Raiola                             -0-                -0-                    -0-

James Britton                             -0-                -0-                    -0-

Patrick A. Reilly                         -0-                -0-                    -0-

All officers and directors
as a group (6 persons)              17,566,384               69.7%                 68.5%


* less than one percent

------


                                      (29)

                              CERTAIN TRANSACTIONS

Managerial and Financial Control

         On May 5, 1997, the Company acquired all the capital stock of Donald Henig, Inc. ("DHI") from IMN Equities for 20,421,700 shares of common stock. This acquisition enables IMN Equities to have majority managerial and financial control in the decision making process of the Company.

Issuance of Stock

         On September 30, 1996, the Company issued 326,000 shares of common stock in consideration for the payment on its behalf of $16,900 in expenses by its president.

Sale of C.S. Amsterdam Realty, Inc.

         DHI sold C.S. Amsterdam Realty, Inc., one of its subsidiaries to a related party. The related party is a minority shareholder (less than 5% non-voting) of the parent company.

         The collateral underlying a company asset is encumbered by a security interest for a liability of a related party. The related party is a minority shareholder (less than 5% non-voting) of the parent company.

         DHI was involved in advances to and from the following related entities. In addition, many of these companies were charged for their share of adminstrative costs, which totaled $218,032.

         1) C.S. Amsterdam Realty, Inc. - Owned by a minority shareholder (less than 5% non-voting) of the parent company.


         2) The Best Mortgage Services of America, Inc. - Was a subsidiary of DHI until December 24, 1996.

         3) UCMC Consulting Corp. - Owned by a majority shareholder of the parent and an employee of DHI.

         4)   First Equities Corp. - Formerly parent of DHI.

         5)   Edward Capuano - Majority shareholder of DHI.

         6) Wireless Mexicano, Inc. - Owned by a minority shareholder (less than 5% non-voting) of DHI.

         7) Network Title Agency Corporation - 75% owned by a minority shareholder (less than 5% non-voting) of DHI.


                                      (30)

         8) The Skulsky Trust - The trustee is an employee of DHI and the trust's beneficiary is a minority shareholder (less than 5% non-voting) of DHI.

         DHI and these related parties agreed to an assignment of their intercompany balances. As of March 31, 1997, DHI owed $1,561,993 to the Skulsky Trust.


                                      (31)

                            DESCRIPTION OF SECURITIES


         The following description of certain matters relating to the securities of the Company does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's articles of incorporation ("Articles of Incorporation") and bylaws (the "Bylaws").

General

         The Company is authorized by its Articles of Incorporation to issue an aggregate of 50,000,000 shares of Common stock, $.001 par value per share, and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). As of the date of this Prospectus, an aggregate of 25,188,686 shares of Common Stock were issued and outstanding. One thousand one hundred (1,100) shares of the authorized Preferred Stock are issued and outstanding as Series A Convertible Preferred Stock. All outstanding shares of Common Stock are of the same class, and have equal rights and attributes.

Common Stock


         The Company is authorized to issue 45,000,000 shares of Common Stock, $.001 par value per share. As of the date of this Prospectus there are 25,188,686 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and nonassessable.


Preferred Stock

         The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock. The Company issued 1,100 shares of Series A Convertible Preferred Stock which is currently outstanding. As of the date hereof, the Company and its Board of Directors have no immediate plans to issue any additional shares of Preferred Stock. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of


                                      (32)
such Preferred Stock is that the Company's Board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

         Section 203 of the Delaware Corporation Law prohibits a publicly held Delaware corporation form engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.


Series A Preferred Stock

         The Company has 1,100 shares of Series A Convertible Preferred Stock outstanding. Each share of Series A Convertible Preferred Stock is convertible into shares of Common stock at 78% of the average closing bid price of a share of Common Stock as quoted on the OTC Electronic Bulletin Board at any time after April 10, 1998 at the option of the holder. The Series A Preferred Stock is automatically convertible into Common Stock on December 31, 1999. The Series A Preferred Stock pays a 6% annual dividend, payable quarterly in arrears, cash or freely tradeable Common Stock at the option of the Company. Each share has a liquidation value of $1,000 plus any accrued but unpaid dividends. The shares rank senior to all classes of stock unless otherwise approved by the holders of a majority of Series A holders or to a class of Preferred Stock issued in a transaction which results in aggregate cash proceeds of $3 million, except as otherwise required by law or expressly provided herein, shares of Series A Preferred Stock shall not be entitled to vote on any matter. The affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Company's Restated Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series A Preferred Stock, or (2) the creation and issuance of any senior stock or Parity stock unless the shares thereof are issued in a transaction which results in aggregate cash proceeds to the Company from the sale of such shares equal to at least $3 million. In addition, the holders of the Series A Convertible Preferred Stock have piggyback and demand registration rights with respect to the Common stock


                                      (33)
issuable upon exercise of the Series A Convertible Preferred Stock.

Delaware Anti-Takeover Law

         Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (iii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, (iv) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder, or (v) the majority of the corporation's stockholders adopt an amendment to the corporation's certificate of incorporation electing not to be governed by the Delaware anti-takeover law, such amendment not being effective for 12 months following its adoption and not applicable to any business combination between the corporation and a stockholder who became an interested stockholder after its adoption. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

Personal Liability of Directors

         The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. The Company's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to the Company and its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or
(iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.


                                      (34)

         The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Transfer Agent

         The Transfer Agent for the Common Stock of the Company is American Stock Transfer & Trust Company.


                                      (35)

                         SHARES ELIGIBLE FOR FUTURE SALE

         No assurance can be given as to the effect, if any, that future sales of Common Stock will have on the market price of Common Stock. Of the Company's shares of Common Stock currently outstanding, 17,566,384 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. As of the date of this Prospectus, 17,566,384 shares of Common Stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common stock and could impair the Company's ability to raise capital through the sale of its equity securities.


                                      (36)

                            SELLING SECURITY HOLDERS

         The table below sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Security Holders and as adjusted to give effect to the sale of the Shares offered herein.

         On December 31, 1997 Precision Capital Investors Limited Partnership I ("Precision"), acquired 1,100 shares of Preferred Stock and 88,000 Warrants. Each share of Preferred Stock is convertible into the number of shares of Common Stock equal to the quotient obtained by dividing (a) the sum of (i) $1,000, (ii) accrued and unpaid dividends and (iii) accrued and unpaid interest on dividends by (b) 78% of the average closing bid price of a share of Common Stock for the five consecutive days ending on the trading day prior to the date of conversion. The foregoing conversion price is subject to adjustment in certain circumstances. The Warrants are exercisable at $3.60 per share.


                                    Beneficial Ownership     Shares of            Beneficial Ownership
                                    of Common Stock          Common Stock         of Common Stock
Selling Security Holders            Prior to Sale (1)        to be sold (1)       After Sale (2)
------------------------            -----------------        --------------       --------------



Precision Capital Investors
   Limited Partnership I             404,853                   404,853                  -0-

International Holding
   Company, Ltd.                      10,000                    10,000                  -0-

William F. Palla                      10,000                    10,000                  -0-

RJJ Capital Consultants, Inc.         13,000                    13,000                  -0-

---------

(1) The number of shares of Common Stock shown as beneficially owned and offered by the Selling Security Holders represents the number of shares which the Company has initially agreed to register. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock offered by the Selling Security Holders hereby and included in the Registration Statement of which this Prospectus is a part also includes such presently indeterminate number of additional shares as may be issued on conversion of the Preferred Stock and in payment of dividends thereon pursuant to the provisions of the Statement of Rights and Preferences of the Preferred Stock regarding determination of the applicable conversion price and the dividend calculation rate. Accordingly, the actual number of shares of Common Stock issued or issuable upon the conversion of the Preferred Stock and the payment of dividends thereon is subject to adjustment depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market prices of the Common Stock and the payment of dividends on the Preferred Stock in additional shares of Common Stock. Pursuant to the terms of the Statement of Rights and Preferences governing the Preferred Stock,


                                      (37)
     the Preferred Stock is convertible by each holder thereof and dividends are payable in Common Stock only to the extent that the number of shares of Common Stock then beneficially owned by such holder and its related persons (not including shares underlying unconverted shares of Preferred Stock) would not exceed 4.9% of the then outstanding shares of Common Stock as determined in accordance with Sections 13(d) and 16 of the Exchange Act. Accordingly, the number of shares of Common Stock set forth for the Selling Security Holder may exceed the actual number of shares of Common Stock that the Selling Security Holder could own beneficially at any given time through its ownership of the Preferred Stock. The above number assume that the Selling Security Holders will exercise the Warrants for cash. If the Selling Security Holders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.


(2)  Assumes all of the Shares offered are sold.


         The Selling Security Holders and their respective officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

         In recognition of the fact that the Selling Security Holders may wish to be legally permitted to sell its Shares when it deems appropriate, the Company agreed with the Selling Security Holders to file with the Commission, under the Securities Act, a Registration Statement on Form SB-2, of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Security Holders.


                                      (38)

                              PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Security Holders may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the OTC Electronic Bulletin Board), in privately negotiated transactions, through the writing private options on the Shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The Shares may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the Selling Security Holders and purchasers. In addition, the Selling Security Holders may, from time to time, sell short the common stock, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale.

         Transactions involving brokers or dealers may include, without limitation, (a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker or dealer as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the Selling Security Holders or the purchasers of the Shares may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The Selling Security Holders and such brokers and dealers who act in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the

Securities Act, and any commissions received by them and any profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company is bearing all costs relating to the registration of the Shares other than certain fees and expenses, if any, of counsel or other advisors to the Selling Security Holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Shares will be borne by the Selling Security Holders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the Shares by the Selling Security Holders will be received by the Company, except for the exercise price of the Warrants. The Company and the Selling Security Holders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act.

         Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under such Rule rather than pursuant to this Prospectus.


                                      (39)

                                  LEGAL MATTERS

         The legality of the Common Stock offered by this Prospectus will be passed upon for the Company by Gersten, Savage, Kaplowitz & Fredericks, LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements of IMN Financial Corp.'s, formerly Donald Henig, Inc. at December 31, 1996, and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Werblin, Cassucio & Moses, P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement under the Act with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and references is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements made through the Electronic Data Gathering Analysis and Retrieval system are publicly available through the Commission's web site at http://www.sec.gov.


                                      (40)

                       INDEMNIFICATION FOR ACT LIABILITIES

         The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Company proposes to obtain a directors and officers insurance and company reimbursement policy. The policy, if obtained, would insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company.

         Insofar as indemnification for liabilities arising under the Act may be provided to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      (41)

IMN FINANCIAL CORP.

INDEX TO FINANCIAL STATEMENTS

                                                                                            Page
                                                                                            ----
Report of Independent Auditor's.............................................................

Balance Sheet -- Donald Henig, Inc. -- December 31, 1996....................................

Statement of Income -- Donald Henig Inc. for the year ended
   December 31, 1996........................................................................

Statement of Retained Earnings -- Donald Henig, Inc. for the
   Year ended December 31, 1996.............................................................

Statement of Cash Flows -- Donald Henig, Inc. for the year
   Ended December 31, 1996..................................................................

Notes to the Financial Statements...........................................................


Report of Independent Auditor's.............................................................

Balance Sheet -- Donald Henig, Inc. -- December 31, 1995....................................

Statement of Income -- Donald Henig Inc. for the year ended
   December 31, 1995........................................................................

Statement of Retained Earnings -- Donald Henig, Inc. for the
   Year ended December 31, 1995.............................................................

Statement of Cash Flows -- Donald Henig, Inc. for the year
   Ended December 31, 1995..................................................................

Notes to the Financial Statements...........................................................


Unaudited Financial Statements

ProForma Condensed Combined Financial Statements............................................

ProForma Condensed Combined Balance Sheet -- September 30, 1997.............................

ProForma Condensed Combined Statement of Operations for the period

   September 30, 1997.......................................................................

ProForma Condensed Combined Statement of Operations
   for the year ended December 31, 1996.....................................................

Notes to ProForma Condensed Combined Financial Statements...................................

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders Donald Henig, Inc.

         We have audited the accompanying statement of financial position of Donald Henig, Inc. (a New York corporation) as of December 31, 1996 and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Donald Henig, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Werblin, Casuccio & Moses, P.C.

March 28, 1997

                               DONALD HENIG, INC.

                         Statement of Financial Position

                                December 31, 1996

ASSETS
 Cash                                                                  164,774
 Mortgage Inventory                                                 10,386,660
 Points and Fees Receivable                                            262,614
 Other Current Receivables                                              14,548
 Investments                                                           660,293
 Prepaid Expenses                                                      924,898
 Notes Receivable                                                       10,000
 Mortgage Receivable                                                 2,300,000
 Property and Equipment (Net of $95,418                                439,870
   Accumulated Depreciation)
 Intangible Assets (Net of $101,737                                    547,234
   Accumulated Amortization)
 Other Assets                                                           87,666
                                                                  ------------
 TOTAL ASSETS                                                       15,798,557

LIABILITIES
 Accounts Payable and Accrued Expenses                               1,461,991
 Warehouse Lines of Credit                                          10,240,904
 Borrowers Escrow Funds                                                111,409
 Capital Lease Obligations                                             156,380
 Advances from Parent                                                  124,160
 Due to Related Party                                                1,007,859
 Other Liabilities                                                      99,340
 Deferred Income                                                       280,809
                                                                  ------------
   TOTAL LIABILITIES                                                13,482,852

STOCKHOLDERS' EQUITY
 Preferred Stock - 1,000,000 shares, $.001 par value
   authorized; 110,000 shares outstanding                                  110
 Common Stock - 5,000,000 shares, $.001 par value
   authorized; 1,000,000 shares outstanding                              1,000
 Paid in Capital                                                     2,298,111
 Retained Earnings                                                      16,484
                                                                  ------------
   TOTAL STOCKHOLDERS' EQUITY                                        2,315,705
                                                                  ------------
TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY                          $15,798,557

            See accompanying independent auditor's report and notes.

                               DONALD HENIG, INC.

                               Statement of Income

                      For the Year Ended December 31, 1996


OPERATING INCOME
 Points, Fees and Premium Income                                     $ 5,554,241
 Interest Income                                                         440,890
                                                                 ---------------
 Total Operating Income                                                5,995,131

OPERATING EXPENSES
 Field and Direct Expenses                                           (3,375,700)
 Interest Expense                                                      (542,781)
                                                                ----------------
 Total Operating Expenses                                            (3,918,481)
                                                                ------------ ---
GROSS PROFIT                                                           2,076,650

GENERAL AND ADMINISTRATIVE EXPENSES                                  (2,859,276)
                                                               -- --------------
INCOME (LOSS) FROM OPERATIONS                                          (782,626)

OTHER INCOME AND (EXPENSES)
 Interest Expense                                                        (3,677)
 Net Gain on Sale of Subsidiaries                                        856,232
                                                                 ---------------
 Total Other Income and (Expenses)                                       852,555
                                                                 ---------------
INCOME BEFORE PROVISION FOR INCOME TAXES                                  69,929

 Income Tax Provision                                                    (8,642)
                                                                ----------------
NET INCOME (LOSS)                                                  $      61,287
                                                                ----------------


            See accompanying independent auditor's report and notes.

                               DONALD HENIG, INC.

                         Statement of Retained Earnings

                      For the Year Ended December 31, 1996

RETAINED EARNINGS - January 1                                        $ (44,803)

Net Income (Loss)                                                       61,287
                                                               ---------------
RETAINED EARNINGS - December 31                                     $   16,484


            See accompanying independent auditor's report and notes.

                               DONALD HENIG, INC.

                             Statement of Cash Flows

                      For the Year Ended December 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (Loss)                                                     $61,287
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Amortization                                                         98,362
     Depreciation                                                       50,942
     Realized gain on sale of subsidiaries                           ( 856,232)
 Change in assets and liabilities:

   Decrease in points and fees receivable                          (   194,385)
   Increase in prepaid expenses                                    (   632,207)
   Increase in other assets                                      (      82,312)
   Increase in other current receivables                         (      14,548)
   Increase in accounts payable                                        898,285
   Increase in other liabilities                                       105,340
   Increase in deferred income                                         198,537
                                                                --------------
   Adjustments                                                     (   428,218)

                                                                --------------
 Net cash provided (used) by operating activities                  (   366,931)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of fixed assets                                          (   190,627)
 Purchase of intangible assets                                     (   492,971)

Mortgages originated (Net)                                        ( 83,698,098)
Mortgages sold                                                      75,800,226
                                                                ---------------
Net cash provided (used) by investing activities                    (8,581,470)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Advances from parent                                                  124,160
 Proceeds from warehouse line of credit                              85,179,479
 Repayments of warehouse line of credit                             (76,287,784)
 Collection of notes receivable                                          52,331
 Reduction of capital lease obligations                           (      20,755)
                                                                ---------------

  Net cash provided (used) by financing activities                   9,047,431
                                                                ---------------
 Net increase (decrease) in cash and equivalents                        99,030

 CASH AND CASH EQUIVALENTS - January 1                                  65,744
                                                                --------------
 CASH AND CASH EQUIVALENTS - December 31                              $164,774

 SUPPLEMENTAL DISCLOSURES:
  Interest expense                                                    $520,741

  Income taxes                                                          $3,336

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment acquired through capital lease obligations              $ 143,318

Investment donated by parent company                              $ 500,000

            See accompanying independent auditors report and notes.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The financial statements presented herein are of Donald Henig, Inc., a subsidiary of First Equities Corp. (formerly Cenna Communications, Inc.).

         Donald Henig, Inc. was incorporated under the laws of the State of New York on December 1, 1992. It operates under the D/B/A's "Island Mortgage Network" and "Reliance Mortgage Network". Its principal business activity is that of a licensed mortgage banker. Presently, all mortgages are either table funded or funded through the Company's warehouse lines of credit. Those funded using the warehouse lines of credit are closed subject to a binding purchase agreement with an investor and sold shortly after closing. The Company does not perform any loan servicing activities. The Company received its New York State mortgage banker's license on May 12, 1994. It holds additional licenses in the states of Connecticut, New Jersey, New Mexico, Pennsylvania, Florida, Texas, North Carolina, and Missouri. As of the date of this report, the Company has applied for its mortgage banking licenses in a number of additional states. It is the Company's intention to continue its expansion nationally.

         Reorganization

         Pursuant to an agreement dated September 1, 1995, between Donald Henig, Inc., the existing corporate shareholder, and certain investors, a complete change in ownership of the Company was effectuated. In accordance with the agreement, the Company entered into employment contracts with the existing president (Note 13) and exchanged certain corporate receivables for a 5 percent interest in Mortgage Tech Group Ltd. (Note 2).

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONT'D.)

Reorganization (Cont'd)

         In September of 1996, the Company, its shareholders and First Equities Corp. (formerly Cenna Communications, Inc.) entered into an agreement wherein a reverse acquisition was effectuated. As a result of the transactions the shareholders of the Company received shares of First Equities Corp. on a pro-rata basis, in exchange for their shares in the Company. This transaction did not change control of the Company as the principal shareholders retained in excess of 90% of the outstanding stock of the parent.

         Mergers, Acquisitions, and Disposals
         Pursuant to an agreement between Donald Henig, Inc., and C.S. Amsterdam Realty, Inc., dated September 1, 1995, Donald Henig Inc. received as a contribution to capital, one hundred percent of the outstanding stock of C.S. Amsterdam Realty, Inc. On January 2, 1996, the Company sold its entire interest in C. S. Amsterdam Realty, Inc. (Notes 8 and IO).

         Pursuant to an agreement between Donald Henig, Inc. and The Best Mortgage Services of America, Inc.(Best), dated December 27, 1995, the Company acquired ninety three percent of the voting rights of Best. The agreement provided for the acquisition of preferred stock in Best, which has a par value of $1,400,000, in exchange for 110,000 shares of Donald Henig, Inc. preferred stock (Note 7). On December 14, 1996, the Company sold its entire interest in Best (Notes 8 and 10).

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONT'D.)

Mergers, Acquisitions, and Disposals (Cont'd)

         On February 17, 1996, the Company initiated a branch office operation in Syracuse, New York. In conjunction with this office, the Company entered into an asset purchase agreement with Patriot Mortgage Company, L.P. Under this agreement, the Company is obligated to remit as the purchase price, a share of certain income with respect to the acquired mortgage pipeline. These costs have been expensed as incurred.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

Mortgage Inventory

         The Company presents its mortgage inventory at the lower of cost or market. As of the date of this report, substantially all of the December 31, 1996 mortgage inventory has been sold. Mortgage Inventory secures the related warehouse lines of credit (Note 6).

Accounts Receivable

         Management has analyzed accounts receivable at December 31, 1996 and considers all accounts to be currently collectible. Therefore, no provision has been made for uncollectible accounts. As of the date of this report, substantially all of the accounts receivable have been collected.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONT'D.)

Deferred Costs

         All direct processing costs associated with mortgages in the Company's pipeline at December 31, 1996 have been deferred. These costs include commissions, processing salaries and related expenses, appraisal fees, credit costs, and other direct expenses.

         Commissions paid under a "draw against commission" arrangement have been deferred when the draw exceeds the commission earned.

Property and Equipment

         Property and equipment contributed to the corporation by the sole shareholder are stated at the appraised fair market values at the date of contribution. Property and equipment purchased by the corporation are stated at cost.

        Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Depreciation charged to operations, which includes amortization of capital lease obligations, for the year ended December 31, 1996, was $50,942.

Intangible Assets

         Intangible assets consist of goodwill, acquired from UCMC Consulting Corp., in the amount of $150,000, and a franchise fee paid to Mortgage Tech Group, Ltd., purchased in 1994 for $6,000, and organization costs in the amount of $492,972, incurred in 1996 for the start up of new branches. These items are being amortized over fifteen, five and three years, respectively, The total amortization expense charged to operations during 1996 was $98,362.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996

          NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONT'D.)

Revenue Recognition

         All fees are earned and recognized as revenue when the related mortgages close. Premium income is recognized when the related mortgage closes and a binding purchase agreement is effectuated, or after title is transferred, whichever occurs first.

         Certain application, commitment and other fees associated with the Company's pipeline as of December 31, 1996, collected during loan processing, give rise to the liability account "deferred income".

Income Taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Tax returns (as well as the financial statements) are prepared using the accrual method of accounting.

         The Company's taxable income or losses are to be included in the consolidated federal income tax return of First Equities Corp. (the parent). The Company is filing New York State and other foreign state corporation tax returns on a separate company basis.

Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996


NOTE 2 - INVESTMENTS

         The Company owns a 5% interest in Mortgage Tech Group, Ltd. This investment was acquired in conjunction with the reorganization of the Company in 1995. The investment is reflected at cost, as no market value information is available.

         The Company owns I 00,000 shares of Wireless Mexicano, Inc., a related party (Note IO). The investment was acquired in a stock for stock exchange on December 30, 1996, between the Company's parent, First Equities Corp. and Wireless Mexicano, Inc. Simultaneously, the stock was donated by First Equities Corp. to Donald Henig, Inc., its subsidiary. The Company accounted for this purchase utilizing recent sales of said securities to estimate market value at $500,000. This accounts for the increase in paid in capital.

NOTE 3 - NOTES RECEIVABLE

         On October 16, 1995, the Company sold its Rochester branch for $118,556. The initial terms of the sale provided for a down payment of $31,225 and monthly principal payments of $12,500 for six months, with a final payment of $12,331 the following month.

         Interest was payable on the unpaid balance, monthly, at 8.75% per annum. The loan is personally guaranteed by the shareholder of the corporate buyer. On October 16, 1996, the terms of the sale were amended, to provide for four equal monthly payments of $5,000 each, commencing November 15, 1996. As of December 31, 1996, the outstanding balance was $10,000 and is included herein in other receivables.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996


NOTE 4 - MORTGAGE RECEIVABLE

         In conjunction with the sale of The Best Mortgage Company of America, Inc., one of the Company's subsidiaries (Note 8), the Company took back a mortgage (on the underlying vacant land) in the amount of $2,300,000. It should be noted that the land is encumbered by certain security interests totaling approximately $735,000 (for a related party liability), which until satisfied, reduces the value of the collateral.

         The terms of the mortgage provide for equal monthly payments of $15,301.96, which includes interest thereon at a rate of 7% per annum, for a term of 5 years, based on a 30 year amortization. The unpaid balance shall be due and payable with the sixtieth monthly payment.

Aggregate maturities required on the mortgage receivable at December 31, 1996 are as follows:

                      Year ending: 12/31/97             $ 23,364

                                   12/31/98               25,053

                                   12/31/99               26,864

                                   12/31/00               28,806

                                   12/31/01            2,195,913
                                                    ------------

                                                      $2,300,000

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996

NOTE 5 - PROPERTY AND EQUIPMENT


         The major categories of property and equipment at December 31, 1996 are as follows-.

           Furniture, Fixtures & Equipment                              298,656
           Furniture, Fixtures & Equipment
                under Capital leases                                    191,339
           Leasehold Improvements                                        45,293
                                                                   ------------
                Total                                                   535,288
           Less: Accumulated Deprecation                               (95,418)
                                                                   ------------
           Total Property & Equipment                                   439,870


Certain items of the assets secure the related financing.


NOTE 6 - WAREHOUSING LINES OF CREDIT

         The Company has four warehouse and security agreements under which certain lines of credit have been established for funding mortgage loans. As of December 31, 1996, the Company had total credit lines of $17,000,000 from the participating lenders. All of the agreements call for interest computed at either prime plus two or LIBOR plus four and collateralize each advance with the related mortgage. As of December 31, 1996, the Company owed $10,240,904 under these agreements.


NOTE 7 - PREFERRED STOCK

         As of December 31, 1996 there were 110,000 shares of preferred stock outstanding. The shares are non-voting, convertible to common stock on a one for one basis, and redeemable at $12.72 per share.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996

NOTE 8 - SALES OF SUBSIDIARIES

         On January 2, 1996, the Company sold its entire interest in C.S. Amsterdam Realty, Inc. to a related party (Note 10) for $ 1. The subsidiary was inactive and had no significant assets. The Company incurred a loss of $43,768 from this transaction.

         On December 24, 1996, the Company sold its interest in Best to Beckerville Pines Associates, LLC for $2,300,000. Under the terms of this sale, the Company will hold a mortgage of $2,300,000. The mortgage is more fully explained in Note 4. The Company recorded a profit of $900,000 from this transaction.

NOTE 9 - PROFIT SHARING PLAN

         The Company adopted a 401(k)pension plan covering substantially all employees. While the Company may elect to match employee contributions, it did not do so in 1996.

NOTE 10 - RELATED PARTY TRANSACTIONS

         During 1996, the Company was involved in the following related party transactions:

         The Company sold C.S. Amsterdam Realty, Inc., one of its subsidiaries (Note 1), to a related party. The related party is a minority shareholder (less than 5% non-voting) of the parent company.

         The collateral underlying a company asset is encumbered by a security interest for a liability of a related party. The related party is a minority shareholder (less than 5% non-voting) of the parent company.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996


NOTE 10 - RELATED PARTY TRANSACTIONS (CONT'D)

         The Company was involved in advances to and from the following related entities. In addition, many of these companies were charged for their share of administrative costs. which totaled $218,032.

1) C. S. Amsterdam Realty, Inc. - Owned by a minority shareholder (less than 5% non-voting) of the parent company.

2) The Best Mortgage Services of America, Inc. - Was a subsidiary of the Company until December 24, 1996.

3) UCMC Consulting Corp. - Owned by a majority shareholder of the parent and an employee of the Company.

4) First Equities Corp. - Parent of the Company.

5) Edward Capuano - Majority shareholder of the Company.

6) Wireless Mexicano, Inc. - Owned by a minority shareholder (less than 5% non-voting) of the Company.

7) Network Title Agency Corporation - 75% owned by a minority shareholder (less than 5% non-voting) of the Company.

8) The Skulsky Trust - The trustee is an employee of the Company and the trust's beneficiary is a minority shareholder (less than 5% non-voting) of the Company.

         The Company and these related parties agreed to an assignment of their intercompany balances. As of December 31, 1996, the Company owed $1,007,859 to the Skulsky Trust.

NOTE 11I - OPERATING LEASES

         The Company is obligated under a number of operating leases for its main and branch office facilities. The leases expire on various dates through March 31, 2003.

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996

NOTE 11- OPERATING LEASES (CONT'D)

        The rent obligations (including those under the leases signed in 1997, as described in Note 15, subsequent events) are as follows:


               Year ending:  12/31/97             $ 395,324
                             12/31/98               277,226
                             12/31/99               153,174
                             12/31/00               136,589
                             12/31/01                57,732
                             Thereafter              72,165
                                              -------------
                             Total               $1,092,210

NOTE 12 - CAPITAL LEASE OBLIGATIONS

         The Company leases certain equipment with lease terms through September 2001. Obligations under capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at interest rates ranging from 8.4% to 18%.

         The future minimum lease payments under capital leases and the net present value of the future minimum lease payments, are due as follows for the years ended December 31:

                     1997                                            57,685
                     1998                                            52,107
                     1999                                            39,084
                     2000                                            20,113
                     2001                                            19,669
                                                              -------------
                     Total minimum lease payments                   188,658
                     Less: Amounts representing interest             32,278
                                                              -------------
                     Present value of net minimum
                     lease payments                                $156,380

                               DONALD HENIG, INC.

                          Notes to Financial Statements

                                December 31, 1996


NOTE 13 - OTHER COMMITMENTS AND CONTINGENCIES

         The Company entered into certain contracts with the former president of the Company, as disclosed in the reorganization section of Note 1. The first contract (employment) expired August 31, 1996 and called for annual compensation of $100,000. Thereafter, a two-year consulting agreement commenced which calls for total compensation of $130,000, payable monthly at $5,416.67.

NOTE 14 - CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances at several financial institutions. The Federal Deposit Insurance Corporation secures balances at each institution up to $100,000. Uninsured balances aggregated $1,382 at December 31, 1996.

NOTE 15 - SUBSEQUENT EVENTS

         On January 24, 1997, the Company's parent, First Equities Corp., entered into agreement to exchange stock for stock, with Aristocrat Endeavor Fund, Ltd., a publicly traded (Bermuda Stock Exchange) investment fund. Under the terms of the agreement, the companies exchanged 23 5,294.1 1 shares of Aristocrat stock for 5,000 shares of First Equity convertible preferred stock. Based on the market value of the Aristocrat stock acquired by the parent, the value of the exchange was $5,000,000. On March 27, 1997, First Equities Corp. donated 94,117.64 shares of Aristocrat stock to the Company. The effect of this transaction increases the Company's net worth by $2,000,000.

         On February 1, 1997, the Company entered into a lease agreements for an office facility in Tampa, Florida. The obligation under this leases is included in the obligations set forth in Note II.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

                       DONALD HENIG. INC. AND SUBSIDIARIES

                                Table of Contents
                                December 31, 1995

                                                                            Page

    Independent Auditor's Report                                               1

    FINANCIAL STATEMENTS:

    Exhibit
     A Consolidated Statement of Financial Position                            2

     B Consolidated Statement of Income
     C Consolidated Statement of Stockholders Equity                           4

     D Consolidated Statement of Cash Flows                                  5-6

     Notes to Consolidated Financial Statements                             7-18

    Schedule

    Computation of Adjusted Consolidated Net Worth                            19

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Donald Henig, Inc. and Subsidiaries

         We have audited the accompanying consolidated statement of financial position of Donald Henig, Inc. (a New York corporation) and subsidiaries as of December 31, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management. as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donald Henig, Inc. and subsidiaries as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Werblin, Casuccio & Moses, P.C.

March 20, 1996

                       DONALD HENIG, INC. AND SUBSIDIARIES

                  Consolidated Statement of Financial Position

                                December 31, 1995

ASSETS

Cash                                                                      65,744
Mortgage Inventory                                                     1,383,769
  Points and Fees Receivable                                              68,229
  Investments                                                            160,293
  Prepaid Expenses                                                       292,693
Notes Receivable                                                          62,331
  Land                                                                 1,471,300
  Property and Equipment (Net of $95,418                                 156,867
   Accumulated Depreciation)
Intangible Assets (Net of $101,737                                       152,625
   Accumulated. Amortization)
Other Assets                                                              19,811

                                                                   -------------
  TOTAL ASSETS                                                         3,833,662

LIABILITIES
Accounts Payable and Accrued Expenses                                  $ 594,657
Warehouse Lines of Credit                                              1,349,209
Borrowers Escrow Funds                                                     8,249
  Capital Lease Obligations                                               33,817
  Loans and Exchanges                                                     14,457
  Deferred Income                                                         82,272
                                                                    ------------
   TOTAL LIABILITIES                                                   2,082,661

  MINORITY INTEREST IN CONSOLIDATED
   SUBSIDIARIES                                                           13,688
  STOCKHOLDERS' EQUITY
  Preferred Stock - 1,000,000 shares,
  $.001 par value authorized;
  110,000 shares outstanding                                                 110
  Common Stock. - 5,000,000 shares,
  $.001 par value authorized;
  1,000,000 shares outstanding                                             1,000
  Paid in Capital                                                      1,781,004

  Retained Earnings                                                     (44,801)
                                                                  --------------
     TOTAL STOCKHOLDERS' EQUITY                                        1,737,313
                                                                  --------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $3,833,662

             See accompanying independent auditor's report and notes

                       DONALD HENIG, INC. AND SUBSIDIARIES

                        Consolidated Statement of Income

                      For the Year Ended December 31, 1995


OPERATING INCOME
Points, Fees and Premium Income                                   $ 3,415,149
Interest Income                                                        60,252
                                                                -------------
Total Operating Income                                              3,475,401

OPERATING EXPENSES
Field and Direct Expenses                                          (2,254,290)
Interest Expense                                                   (   59,781)
                                                               --------------
Total Operating Expenses                                           (2,314,071)
                                                               --------------
GROSS PROFIT                                                        1,161,330

GENERAL AND ADMINISTRATIVE EXPENSES                                (1,294,026)
                                                              ---------------
INCOME (LOSS) FROM OPERATIONS                                      (  132,696)

 OTHER INCOME AND (EXPENSES)
 Interest Expense                                                  (    5,036)

 Real Estate Investment Activities                                 (   19,462)
 Gain on Sale of Assets                                               173,467
                                                               --------------
 Total Other Income and (Expenses)                                    148,969
                                                               --------------
 INCOME BEFORE PROVISION FOR
 INCOME TAXES                                                          16,273

 Income Tax Provision                                              (    7,848)
                                                               --------------
 NET INCOME (LOSS)                                                     $8,425


             See accompanying independent auditors report and notes.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity

                      For the Year Ended December 31, 1995



                            # of            Common       # of         Preferred      Paid in          Retained         Total
                            Shares          Stock        Shares       Stock          Capital          Earnings

Balance-January 1, 1995                     $250,000                                 $131,114         $(16,438)        $364,676

Net Income for the Year                                                                               8,425            8,425
Ended December 31, 1995

Acquisition of Subsidiaries:
C.S. Amsterdam Realty, Inc.
The Best Mortgage Services                                                           1,000                             1,000
 of America, Inc.                           300          110,000      $110           1,399,890        (23,400)         1,376,900

Exchange of NPV for Par     1,000,000       (249,000)                                249,000                           0
  Value Common Stock

Minority Interest           _________       (300)        _______      _______        __________       (13,388)         (13,688)

Balance-December 31, 1995   1,000,000       $1,000       110,000      $110           $1,781,004       $(44,801)        $1,737,313
                            =========       ======       =======      ====           ==========       =========        ==========

                       DONALD HENIG, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

                                            For the Year Ended December 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (Loss)                                          $8,425
 Adjustments to reconcile net income to net cash provided by operating activities:

    Amortization                                                 3,075

    Depreciation                                                25,963
    Loss on sale of real estate                                  5,077
          Gain on sale of branch office                                 87,331)

         Change in assets and liabilities:
             Decrease in points and fees receivable                        555
             Increase in prepaid expenses                              178,962)
             Increase in other assets                                   13,492)
             Increase in accounts payable                              378,887
             Increase in other liabilities                              23,009
             Increase in deferred income                                82,272
                                                                 -------- ----
             Adjustments                                               239,053

                                                                 -------------
         Net cash provided (used) by operating activities              247,478

        CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of fixed assets                                       78,739)
         Purchase of intangible assets                                 150,000)
         Mortgages originated (Net)                                 (3,752,482)
         Mortgages sold                                              2,368,713
         Proceeds from sale of real estate                              33,623

                                                                 -------------
         Net cash provided (used) by investing activities           (1,578,885)

        CASH FLOWS FROM FINANCING ACTIVITIES:
         Loans to related parties                                       27,101)
         Proceeds from warehouse line of credit                      3,645,796

         Repayments of warehouse line of credit                       2,296,587)
         Collection of notes receivable                                  25,000)
         Reduction of capital lease obligations                          10,371)
                                                                  -------------
         Net cash provided (used) by financing activities             1,286,737

                                                                  -------------
       Net increase (decrease) in cash and equivalents                   44,670)

       CASH AND CASH EQUIVALENTS - January 1                            110,414

                                                                 --------------
       CASH AND CASH EQUIVALENTS - December 31                          $65,744

            See accompanying independent auditor's report and notes.

                       DONALD HENIG, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

  For the Year Ended December 31, 1995

  SUPPLEMENTAL DISCLOSURES:

  Cash paid during the period for:

    Interest expense                                                  $ 520,741

    Income taxes                                                          3,336

  SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:

  Mortgage payable assumed on the sale of real estate                  $161,377

  Preferred stock issued to acquire subsidiary                       $1,400,000

  Subsidiary common stock donated to Company                             $1,000

  Certain receivables converted to equity investment                   $160,293

  Note receivable extended on sale of branch office                     $87,331


            See accompanying independent auditor's report and notes.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               December 3 1, 1995

            NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

         The consolidated financial statements presented herein consolidate Donald Henig Inc., and its subsidiaries, C.S. Amsterdam Realty, Inc. and The Best Mortgage Services of America, Inc. All intercompany transactions have been eliminated.

         Donald Henig, Inc. was incorporated under the laws of the State of New York on December 1, 1992. It operates under the D/B/A's "Island Mortgage Network" and "Reliance Mortgage Network." Its principal business activity is that of a licensed mortgage banker. Presently, all mortgages are either table funded or sold shortly after closing. The Company does not perform any loan servicing activities. The Company received its New York State mortgage banker's license on May 12, 1994. During 1995 the Company obtained additional mortgage banking licenses in the states of Connecticut, New Jersey and Florida. As of the date of this report the Company has applied for its mortgage banking licenses in a nwnber of additional states. It is the Company's intention to continue its expansion nationally.

         C.S. Amsterdam Realty, Inc. was incorporated under the laws of the State of New York on October 14, 1992. The Company provides management services to various clients, in New Jersey and New York. It became a wholly owned subsidiary of Donald Henig, Inc. on September 1, 1995.

         The Best Mortgage Services of America, Inc. was incorporated under the laws of the State of New Jersey on May 20, 1993. The Company operates as a New Jersey real estate holding company. It became a subsidiary (93% parent controlled) of Donald Henig, Inc. on December 27, 1995.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995


  NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES(CONT'D.)

         Reorganization

         Pursuant to an agreement dated September 1, 1995, between Donald Henig, Inc., the existing corporate shareholder, and certain investors, a complete change in ownership of the Company was effectuated. In accordance with the agreement, the Company entered into employment contracts with the existing president (Note I 1) and exchanged certain corporate receivables for a 5 percent interest in Mortgage Tech Group Ltd. (Note 8).

         Mergers and Acquisitions

         Pursuant to an agreement between Donald Henig, Inc., and C.S. Amsterdam Realty, Inc. (Note 8), dated September 1, 1995, Donald Henig Inc. received as a contribution to capital, one hundred percent of the outstanding stock of C.S. Amsterdam Realty, Inc.

         Pursuant to an agreement between Donald Henig, Inc. and UCMC Consulting Corp. (Note 8), dated September 1, 1995, the Company acquired goodwill (a branch marketing network and a pipeline of mortgage loans) and certain furniture, fixtures and equipment. The agreement provides for a purchase price of $200,000, payable in 120 days, without interest.

         Pursuant to an agreement between Donald Henig, Inc. and The Best Mortgage Services of America, Inc.(Best) (Note 8), dated December 27, 1995, the Company acquired ninety three percent of the voting rights of Best. The agreement provided for the acquisition of preferred stock in Best, which has a par value of $1,400,000, in exchange for 110,000 shares of Donald Henig, Inc. preferred stock (Note 6).

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995


         NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

               Mergers and Acquisitions - (CONT'D.)

         Subsequent to December 31, 1995 (February 17, 1996), the Company initiated a branch office operation in Syracuse, New York. In conjunction with this office, the Company entered into an asset purchase agreement with Patriot Mortgage Company, L.P. The agreement calls for the purchase of furniture, fixtures, leasehold interests and improvements, certain contracts and the seller's mortgage pipeline. The Company is obligated to remit (in payment of the purchase price), weekly after closings, a share of certain income with respect to the acquired mortgage pipeline.

               Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

               Mortgage Inventory

         The Company presents its mortgage inventory at the lower of cost or market. As of the date of this report, all of the December 31, 1995 mortgage inventory has been sold. Mortgage Inventory secures the related warehouse line of credit (Note 5).

               Accounts Receivable

         Management has analyzed accounts receivable at December 31, 1995 and considers all accounts to be currently collectible. Therefore, no provision has been made for uncollectible accounts. As of the date of this report, substantially all of the accounts receivable have been collected.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

               Deferred Costs

         All direct processing costs associated with mortgages in the Company's pipeline at December 31, 1995 have been deferred. These costs include commissions, processing salaries and related expenses, appraisal fees, credit costs, and other direct expenses.

               Property and Equipment

         Property and equipment contributed to the corporation by the sole shareholder are stated at the appraised fair market values at the date of contribution. Property and equipment purchased by the corporation are stated at cost.

         Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Depreciation charged to operations, which includes amortization of capital lease obligations, for the year ended December 31,1995, was $25,963.

               Intangible Assets

         Intangible assets consist of goodwill, acquired from UCMC Consulting Corp., as described under the mergers and acquisitions section of Note 1, in the amount of $150,000, and a franchise fee, paid to Mortgage Tech Group, Ltd., a related party, purchased in 1994, for $6,000. These items are being amortized over forty and five years, respectively. The total amortization expense charged to operations during 1995 was $3,075.

               Revenue Recognition

         All fees are earned and recognized as revenue when the related mortgages close. Certain application, commitment and other fees collected during loan processing give rise to the liability account "deferred income." Premium income is recognized when title in the related mortgage is transferred to the purchaser.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES(CONT'D.)

               Income Taxes

         Initially, the Company elected to be taxed under the provision of Subchapter S of the Internal Revenue Code, under which the corporate income or loss is passed through to the shareholders. Effective September 1, 1995, this election was terminated.

         Tax returns (as well as the financial statements) are prepared using the accrual method of accounting.

         New York State recognizes the Subchapter S provision in lieu of its corporate franchise tax, but requires a corporate franchise tax on certain S corporations, when income levels make it applicable.

               Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995


NOTE 2 - NOTES RECEIVABLE

         On October 16, 1995, the Company sold its Rochester branch for $118,556. The terms of the sale provided for a down payment of $31,225 and monthly principal payments of $12,500 for six months, with a final payment of $12,331 the following month. Interest is payable on the unpaid balance, monthly, at 8.75% per annum. The loan is personally guaranteed by the shareholder of the corporate buyer. As of December 31, 1995, the outstanding balance was $62,331.

NOTE 3 - PROPERTY AND EQUIPMENT

         The major categories of property and equipment at December 31, 1995 are as follows:

         Furniture, Fixtures & Equipment                              $ 138,216
         Furniture, Fixtures & Equipment
          under Capital leases                                           48,022
         Leasehold Improvements                                          15,106
                                                                       --------
                 Total                                                  201,344
         Less: Accumulated Deprecation                                  (44,477)
                                                                       --------
         Total Property & Equipment                                    $156,867

          Certain items of the assets secure the related financing.

NOTE 4-VACANT LAND

         Vacant land in New Jersey was contributed to The Best Mortgage Services of America, Inc. in 1994 in exchange for 100% of the common stock of Best. The land is stated at appraised fair market value at the date of contribution (Note
11).

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995

NOTE 5 - WAREHOUSING LINE OF CREDIT

         The Company has three warehouse and security agreements under which certain lines of credit have been established for funding mortgage loans. As of December 31, 1995, the Company had total credit lines of $3,500,000 from participating lenders. All of the agreements call for interest computed at either prime plus two or LIBOR plus four and collateralize each advance with the related mortgage. As of December 31, 1995, the Company owed $1,349,209 under these agreements.

NOTE 6 - PREFERRED STOCK

         As of December 3 1, 1995 there were 11 0,000 shares of preferred stock outstanding. These were issued in conjunction with the acquisition of the Company's subsidiary, The Best Mortgage Services of America, Inc. (Note 1). The shares are non voting, convertible to common stock on a one for one basis, and redeemable at $12.72 per share.

NOTE 7 - PROFIT SHARING PLAN

         The Company adopted a 4Ol(k) pension plan covering substantially all employees. While the Company may elect to match employee contributions, it did not do so in 1995.

NOTE 8 - RELATED PARTY TRANSACTIONS

         The Company obtained an interest in Mortgage Tech Group, Ltd., as described under the reorganization section of Note 1. The former shareholder of the Company (through August 31, 1995) owns Mortgage Tech Group, Ltd. The Company has a 5 percent investment interest presented at its cost of $160,293.

         The Company entered into an agreement, with C.S. Amsterdam Realty, Inc., as described under the mergers and acquisitions section of Note 1. As of the date of the agreement, the stock of C.S. Amsterdam Realty, Inc. was owned by one of the shareholders of the Company.

         The Company entered into an agreement with The Best Mortgage Services of America, Inc., as described under the mergers and acquisitions section of
Note 1. As of the date of the agreement, the stock of Best was owned by a trust for the benefit of a portion of the investors described under the reorganization section of Note 1.

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995


NOTE 8 - RELATED PARTY TRANSACTIONS - (CONT'D.)

         The Company entered into an agreement with UCMC Consulting Corp. (UCMC) as described under the mergers and acquisitions section of Note 1. As of the date of the agreement, some of the investors(described under the reorganization section of Note 1) owned the stock of UCMC.

         A Company asset is encumbered by a security interest for a liability of a family member of certain shareholders (Note 11).

NOTE 9 - OPERATING LEASES

         The Company is obligated under a number of operating leases for its main and branch office facilities. The leases expire on various dates through March 31, 2003.

         The rent obligations (including those under the leases signed in 1996, as described in Note 13, subsequent events) are as follows:

              Year ending:                  12/31/96                 $ 101,437
                                            12/31/97                    79,468
                                            12/31/98                    73,134
                                            12/31/99                    54,984
                                            12/31/00                    13,746
                                            Thereafter                  57,737
                                                                        ------
                                  Total                               $380,506

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995

NOTE 10 - CAPITAL LEASE OBLIGATIONS

         The Company leases certain equipment with lease terms through April 1999. Obligations under capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at interest rates ranging from II. 941 % to 14.046%.

         The future minimum lease payments under capital leases and the net present value of the future minimum lease payments, are due as follows for the years ended

        December 31:

                       1996                                            $15,408
                       1997                                             14,208
                       1998                                              7,971
                       1999                                              2,657
                       2000                                                -0-

                       Total minimum lease payments                   $ 40,244
                       Less: Amounts representing interest               6,427
                                                                         -----

                       Present value of net minimum
                       lease payments                                 $ 33,817
                       Less: Current Portion                            11,805
                                                                        ------
                       Long-term Portion                              $ 22,012

                       DONALD HENIG, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1995

NOTE 11 - OTHER COMMITMENTS AND CONTINGENCIES

         The Company entered into certain contracts with the president of the Company, as disclosed in the reorganization section of Note 1. The first contract (employment) expires August 31, 1996 and calls for annual compensation of $ 100,000. Thereafter, a two-year consulting agreement commences which calls for total compensation of $130,000, payable monthly at $5,416.67.

         This obligation is further described in the mergers and acquisitions section of Note 1.

         The asset "Land" presented on the statement of financial position is encumbered by certain security interests (for a related party liability Note 8). The encumbrance affects one half of the asset, thereby presenting a potential negative impact to the Company's equity of $735,650.

NOTE 12 - CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances at several financial institutions. The Federal Deposit Insurance Corporation secures balances at each institution up to $ 100,000. Uninsured balances aggregated $9,300 at December 31, 1995.

NOTE 13 - SUBSEQUENT EVENTS

         On February 17,1996, the Company entered into an agreement with Patriot Mortgage Company, L.P. This transaction is more fully described in the mergers and acquisitions section of Note 1.

         On January 15, 1996, February 15, 1996 and February 17, 1996 the Company entered into lease agreements for office facilities in Stuart, Florida, Rye, New York and Syracuse, New York respectively. The obligations under these leases are included in the obligations set forth in Note 9.

                       DONALD HENIG, INC. AND SUBSIDIARIES

           Computation of Adjusted Consolidated Net Worth to Determine

                        Compliance with HUD Requirements

                                December 31, 1995

Audited Net Worth as of December 31, 1995                                    $ 1,737,313
Less:
    (a)    Assets pledged to secure obligations of another
           person or entity, other than the company                            -0-

    (b)    Assets due from officers, shareholders or other
           related parties                                                     -0-

    (c)    Portion of marketable securities not shown at lower
           of cost or market                                                   -0-

    (d)    Amounts in excess of lower of cost or market value of
            presented in mortgages in foreclosure, construction
            loans, or property acquired through foreclosures                   -0-

    (e)    Amounts shown on the balance sheet in a joint venture,
            subsidiaries, affiliates, and/or related companies which is greater than the value of said assets at
            equity                                                             -0-

    (f)    Goodwill or value placed in insurance renewals or property management contract renewals or similar
            intangibles                                                      152,625

    (g)    Organizations costs                                                -0-

    (h)    Servicing contracts not valued in accordance with

                   FASB 65                                                     -0-

    (i)    "Other Assets"                                                     19,811

                         Total Adjustment                                    172,436

         Adjusted Net Worth as of December 31, 1995                       $1,564,877

                              IMN FINANCIAL CORP.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)



         The following pro forma condensed combined balance sheet as of September 30, 1997, and the pro forma condensed combined statement of income for the year ended December 31, 1996 and for the nine months ended September 30, 1997 give effect to the acquisition of 100% of the outstanding common shares of American National Mortgage Corp. ("ANMC") by IMN Financial Corp. ("IMN"). The pro forma information is based on the historical financial statements of IMN and ANMC giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The IMN statement of income for the year ended December 31, 1996 is the pro forma statement presented as reflected in the Registrant's Form 8K, dated May 5, 1997. The IMN statement of income for the nine months ended September 30, 1997 is the pro forma statement presented as reflected in the Registrant's Form 10Q dated November 17, 1997.

         The pro forma financial statements have been prepared by IMN management based upon the financial statements of ANMC included elsewhere herein. These pro forma financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of IMN and ANMC contained elsewhere herein.

                              IMN FINANCIAL CORP.
                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997


                                    ASSETS


                                                 IMN                  ANMC              Pro Forma              Pro Forma
                                            (Historical)          (Historical)         Adjustments              Combined
                                          ----------------      ----------------      --------------        ---------------

Cash                                      $        725,620      $        289,743      $     (100,000)(1)    $       915,363
Mortgage inventory                              23,170,998            11,652,391                                 34,823,389
Points and fees receivable                         671,113               443,902                                  1,115,015
Subscription receivable                          4,894,488                                                        4,894,488
Other current receivables                          477,916                                                          477,916
Marketable securities                            5,000,000                                                        5,000,000
Investments                                        660,293                                                          660,293
Prepaid expenses                                 2,142,222                                                        2,142,222
Property and equipment-net                         989,613               211,573                                  1,201,186
Mortgage receivable                              2,290,574                                                        2,290,574
Intangible assets-net                                                                      5,657,874 (2)
                                                 2,155,735                                  (660,086)(3)          7,153,523
Other assets                                        91,869                29,669                                    121,538
Investment in ANMC                                                                         3,230,000 (1)
                                                         0                                (3,230,000)(2)                  0
                                          ----------------      ----------------      --------------        ---------------

Total assets                              $     43,270,441      $     12,627,278      $    4,897,788        $    60,795,507
                                          ================      ================      ==============        ===============



        See Notes to Pro forma Condensed Combined Financial Statements.

                              IMN FINANCIAL CORP.
                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997


                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 IMN                  ANMC               Pro Forma                Pro Forma
                                            (Historical)          (Historical)          Adjustments               Combined
                                         ---------------      ----------------      ---------------          ---------------

Liabilities
  Accounts payable and
    accrued expenses                     $     2,405,325      $       460,940                                $    2,866,265
  Warehouse lines of credit                   22,563,966            11,426,579                                    33,990,545
  Notes payable                                        0                     0              130,000(1)               130,000
  Borrowers escrow funds                         306,930               266,413                                       573,343
  Capital lease obligations                      330,740                     0                                       330,740
  Due to related party                         2,504,488                     0                                     2,504,488
  Deferred income                                348,259                62,683                                       410,942
  Deferred income taxes                                0                 9,600            2,828,937(2)             2,838,537
  Other liabilities                                  966                     0                                           966
                                         ---------------      ----------------      ---------------          ---------------

    Total Liabilities                         28,460,674            12,226,215            2,958,937               43,645,826

Stockholders' Equity
  Preferred stock-authorized
    5,000,000 shares, $.0001
    per share                                          0                     0                                             0
  Common stock-authorized
    45,000,000 shares,
    $.0001 per share, the
    proforma number of
    shares outstanding at
    September 30, 1997 was                                                                       92 (1)
    24,880,994                                     2,396                 1,000               (1,000)(2)                2,488

                                                                                          2,999,908 (1)
  Additional paid in capital                  14,715,858               371,500             (371,500)(2)           17,715,766

                                                                                           (660,086)(3)
  Retained earnings                               91,513              (69,779)               69,779 (2)             (568,573)
  Subordinated Debt                                    0                98,342              (98,342)(2)                    0
                                         ---------------      ----------------      ---------------          ---------------

Total Stockholders' Equity                    14,809,767               401,063            1,938,851               17,149,681
                                         ---------------      ----------------      ---------------          ---------------

Total Liabilities and
  Stockholders' Equity                   $    43,270,441      $    12,627,278       $     4,897,788          $    60,795,507
                                         ===============      ================      ===============          ===============


        See Notes to Pro forma Condensed Combined Financial Statements.

                              IMN FINANCIAL CORP.
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE INTERIM PERIOD SEPTEMBER 30, 1997


                                               IMN
                                             (Per Pro
                                            Forma 10Q -              ANMC               Pro Forma             Pro Forma
                                             9/30/97)            (Historical)          Adjustments             Combined
                                          ---------------      ----------------      ----------------      ----------------

Operating Income
  Points, Fees and
      Premium Income                      $     6,757,052      $      3,401,099      $              0      $     10,158,151
  Interest Income                                 702,909               456,687                     0             1,159,596
                                          ---------------      ----------------      ----------------      ----------------

    Total Operating Income                      7,459,961             3,857,786                     0            11,317,747
                                          ---------------      ----------------      ----------------      ----------------

Operating Expenses
  Field and Direct Expenses                     2,243,605             2,705,113                     0             4,948,718
  Interest Expenses                               693,035               429,122                     0             1,122,157
                                          ---------------      ----------------      ----------------      ----------------

   Total Operating Expenses                     2,936,640             3,134,235                     0             6,070,875
                                          ---------------      ----------------      ----------------      ----------------

Gross Profit                                    4,523,321               723,551                     0             5,246,872

General and Administrative
    Expenses                                    4,414,515             1,122,615               282,894             5,820,024
                                          ---------------      ----------------      ----------------      ----------------

Income (Loss) from Operations                     108,806              (399,064)             (282,894)             (573,152)

Other Income (Expenses)                                 0                     0                     0                     0
                                          ---------------      ----------------      ----------------      ----------------

Income (Loss) before Provision
    for Income Taxes                              108,806              (399,064)             (282,894)             (573,152)

Provision for Income Taxes                              0                     0                     0                     0
                                          ---------------      ----------------      ----------------      ----------------

Net Income (Loss)                         $       108,806      $       (399,064)     $       (282,894)     $       (573,152)
                                          ===============      ================      ================      ================

Weighted Average Number of
    Shares Outstanding                                                                                           23,274,319
                                                                                                           ================

Net Income per Share (Basic)                                                                                        -0.0246
                                                                                                           ================

Net Income per Share (Diluted)                                                                                      -0.0246
                                                                                                           ================


        See Notes to Pro forma Condensed Combined Financial Statements.

                              IMN FINANCIAL CORP.
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996


                                                  IMN
                                               (Per Pro
                                              Forma 8K -               ANMC               Pro Forma             Pro Forma
                                                5/5/97)            (Historical)          Adjustments             Combined
                                          ---------------      ----------------      ----------------      ----------------

Operating Income
  Points, Fees and
      Premium Income                      $     5,554,241      $      5,253,396      $              0      $     10,807,637
  Interest Income                                 440,890               505,908                     0               946,798
                                          ---------------      ----------------      ----------------      ----------------

    Total Operating Income                      5,995,131             5,759,304                     0            11,754,435
                                          ---------------      ----------------      ----------------      ----------------

Operating Expenses
  Field and Direct Expenses                     3,375,700             2,358,226                     0             5,733,926
  Interest Expenses                               542,781               502,576                     0             1,045,357
                                          ---------------      ----------------      ----------------      ----------------

   Total Operating Expenses                     3,918,481             2,860,802                     0             6,779,283
                                          ---------------      ----------------      ----------------      ----------------

Gross Profit                                    2,076,650             2,898,502                     0             4,975,152

General and Administrative
    Expenses                                    2,876,176             2,743,222               377,192             5,996,590
                                          ---------------      ----------------      ----------------      ----------------

Income (Loss) from Operations                    (799,526)              155,280              (377,192)           (1,021,438)

Other Income (Expenses)
  Interest expense                                 (3,677)                    0                     0                (3,677)
  Gain on Sale of Subsidiaries                    856,232                     0                     0               856,232
                                          ---------------      ----------------      ----------------      ----------------

Income (Loss) before Provision
    for Income Taxes                               53,029               155,280              (377,192)             (168,883)

Provision for Income Taxes                         (8,642)               (5,400)                    0               (14,042)
                                          ---------------      ----------------      ----------------      ----------------

Net Income (Loss)                         $        44,387      $        149,880      $       (377,192)     $       (182,925)
                                          ===============      ================      ================      ================

Weighted Average Number of
    Shares Outstanding                                                                                           22,209,077
                                                                                                           ================

Net Income per Share (Basic)                                                                                        -0.0082
                                                                                                           ================

Net Income per Share (Diluted)                                                                                      -0.0082
                                                                                                           ================


        See Notes to Pro forma Condensed Combined Financial Statements.

                              IMN FINANCIAL CORP.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



         On December 2, 1997, IMN acquired 100% of the outstanding common stock of ANMC for a total consideration of $3,230,000. The pro forma financial statements combine the assets and liabilities of the two companies at September 30, 1997 and their results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997. In combining the entities, the following pro forma adjustments have been made.

         (1) Reflects the acquisition of ANMC as follows:


Cash                                                          $       100,000
Note payable                                                          130,000
Issuance of common stock
   923,076 shares @ $.0001 per share                                       92
   Additional paid in capital                                       2,999,908
                                                              ---------------

    Total consideration                                       $     3,230,000
                                                              ===============


         (2) To eliminate the Investment in ANMC.


Goodwill                                                      $    5,657,874
Deferred income taxes                                             (2,828,937)
Common stock                                                            1,000
Additional paid in capital                                            371,500
Retained earnings                                                    (69,779)
Subordinated debt                                                      98,342
                                                              ---------------

    Total Investment in ANMC                                  $    3,230,000
                                                              ===============


         (3) For purposes of presenting the pro forma condensed combined statement of income, the following adjustment (which is expected to be recurring) has been made:


                                               Nine Months           Year
                                                  Ended              Ended
                                                 9/30/97           12/31/96
                                             -------------       ------------

Increase (decrease) in income:
  Amortization of goodwill (15 yrs.)         $   (282,984)       $  (377,192)
                                             =============       ============


================================================================================
        No dealer, salesman or any other person
has been authorized to give any information or to
make any representations other than those                          IMN FINANCIAL CORP.
contained in this Prospectus, and, if given or
made, such information or representations must
not be relied upon as having been authorized by
the Company.  This Prospectus does not constitute
an offer to sell, or a solicitation of an offer to buy,            439,465 shares of Common Stock
any of the securities offered hereby in any jurisdiction to
any person to whom it is unlawful to make such
offer or solicitation in such jurisdiction.
Neither the delivery of this Prospectus nor any
offer, solicitation or sale made hereunder shall
under any circumstances create any implication
that there has been no change in the affairs of
the Company since the date hereof or that the
information herein is correct as of any time
subsequent to the date of this Prospectus.

          -------------------------------                             -----------------
                                         Page                             Prospectus
Prospectus Summary ...........................3                       -----------------
Risk Factors .................................9
Use of Proceeds .............................18
Certain Market Information ..................19
Dividend Policy .............................20
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations ......................21
Business ....................................22
Management ..................................26
Principal Stockholders ......................29
Certain Transactions ........................30
Description of Securities ...................32
Shares Eligible for Future Sale .............36
Selling Security Holder .....................37
Plan of Distribution ........................39
Legal Matters ...............................40
Experts .....................................40
Additional Information ......................40                                      , 1998
                                                                      ---------------
Indemnification for Securities
 Act Liabilities ............................41
Financial Statements .......................F-1

         Until                   , 1998 (25 days
               ------------------

after the date of this Prospectus), all dealers
effecting transactions in the registered securities,
whether or not participating in this distribution,
may be required to deliver a Prospectus. This is
in addition to the obligation of dealers to deliver
a Prospectus when acting as underwriters and with
respect to their unsold allotments or subscriptions.
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.       Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The restated Certificate of Incorporation and By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.


Item 25.       Other Expenses of Issuance and Distribution

         The following is a statement of the estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee*                                              $     534.85
Legal Fees and Expenses*                                           $  10,000.00
Miscellaneous*                                                     $   1,000.00

     Total*                                                        $  11,534.85
     -----                                                         ------------

*     estimate

Item 26.       Recent Sales of Unregistered Securities

         During the past three years, the Company has sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities in the transactions had adequate access to information about the Registrant.

On May 13,1997, the Company issued 20,221,700 shares of common to existing shareholders of the predecessors of IMN Financial.

All of the following issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended:

On May 13, 1997, the Company issued: 150,000 shares of common stock to Joel Pensley, Esq., 50,000 shares of common stock to Steven Gutstein in recognition of services rendered, 1,100,000 options to purchase common stock at $3.00 per share to C.S. Amsterdam Realty, Inc. of 1,100,000 options to purchase common stock at $3.00 per share, 1,100,000 options to purchase common stock at $3.00 per share to Vinay Consulting Corp. On August 1, 1997, the Company issued 144,906 shares of common stock to Larry Enright, in partial consideration for the purchase of Green Shield Mortgage Corporation's stock, 75,000 options to purchase shares of common stock at $6.625 per share to William T. Schor. On September 16, 1997, the Company issued 55,172 shares of common stock to Larry Vecchio and 55,172 shares of common stock to The Catherine Mirabelli Trust in consideration for the purchase of Bay City Mortgage Corporation's stock. On December 2, 1997, the Company issued 461,538 shares of common stock to Kenneth Barash in consideration for the purchase of American National Mortgage Corporation.

On December 17, 1997, the corporation issued 7,000,000 shares of treasury stock. These were pledged to Merrill Lynch later in December in exchange for a $7,000,000 line of credit. On December 22, 1997, the Company issued 11,320 shares of common stock to Salvatore Benigno in partial consideration for the purchase of Jefferson Penn Mortgage Corporation's stock. On December 30, 1997, the Company issued of 333,333 shares of common stock to Michael Roche in consideration of the purchase of 1st Potomac Mortgage Corporation's Seasons Mortgage Group Inc.'s stock. On December 31, 1997, the Company issued 1,100 shares of preferred stock to Precision Capital Investors Limited Partnership I, 10,000 Warrants to purchase shares of common stock at $3.60 per share to International Holding Company, Ltd., 10,000 Warrants to purchase shares of common stock at $3.60 per share to William F. Palla and 13,000 Warrants to purchase shares of common stock at $3.60 per share to Rjj Capital Consultants, Inc. On Janaury 16, 1998, the Company issued 26,925 shares of common stock to Joseph Jandura.

Item 27.       Exhibits

Exhibit
Number  Description
-----   -----------
5.1*  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP.

23.1* Consent of Werblin, Cassuccio & Moses

23.2* Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP (continued as part of Exhibit 5.1)

  * filed herewith
  Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any Prospectus required by section 10(a)(3) of the Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 11, 1998.

  IMN FINANCIAL CORP.


  By:        /s/ Edward R. Capuano
     ----------------------------------
           Edward R. Capuano, President

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward R. Capuano, President, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  /s/ Edward R. Capuano
 ----------------------      Chief Executive Officer,       February 11, 1998
  Edward R. Capuano          President and Director

 /s/ Cindy L. Eisle
 ----------------------      Chief Financial Officer        February 11, 1998
  Cindy L. Eisle

 /s/ Patrick A. Reilly
 ----------------------      Secretary                      February 11, 1998
  Patrick A. Reilly

                              EXHIBIT INDEX

Exhibit
Number  Description
-----   -----------
5.1*  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP.

23.1* Consent of Werblin, Cassuccio & Moses

23.2* Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP (continued as part of Exhibit 5.1)

  * filed herewith